Exhibit 99.2
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion presents management’s discussion and analysis of our financial condition and results of operations and should be read in conjunction with the “Consolidated Financial Statements” and the related “Notes to Consolidated Financial Statements” included in Exhibit 99.3 of this Current Report on Form 8-K.
Results of Operations
2008 Overview
During 2008, the Company continued its expansion into new geographical areas and faced challenges with respect to the Camarupim project in Brazil and the Berri and Qatif project in Saudi Arabia. Operational and productivity issues on both projects as well as cost over-runs on Berri and Qatif resulted in both projects reporting losses during 2008. The Company is expecting to finalize these two projects in 2009. Also in the third and fourth quarters of 2008, the impact of the worldwide credit crisis had a negative impact on demand for the Company’s services and its operating results continued to decline, predominately in its North America segments.
General
In July 2007, we reorganized the underlying operations and economics of our operating segments. As a result, the reportable segments were realigned to better reflect the current reporting structure of our internal management and to facilitate our growth strategy and renewed focus on diving and underwater services. Also effective with this reorganization, we renamed our diving services to subsea services to more accurately depict our expanding business beyond diving services to include diverless intervention, SURF, and IRM services. In the second quarter of 2008, we renamed our Gulf of Mexico segments to North America segments to better reflect our strategic direction to expand our marketing efforts into Canada, Newfoundland, and other regions in North America. The six reportable segments prior to reorganization included: Gulf of Mexico Offshore Construction Division (OCD), Gulf of Mexico Diving, Latin America, West Africa, Middle East (including the Mediterranean and India), and Asia Pacific. The six revised reportable segments subsequent to the reorganization include: North America OCD, North America Subsea, Latin America, West Africa, Middle East (including the Mediterranean), and Asia Pacific/India. Mexico remains in our Latin America segment. This reorganization was reflected as a retrospective change to the financial information and the narrative description in “Management’s Discussion and Analysis of Results of Operations and Financial Condition” presented for the years ended December 31, 2007 and 2006, and consisted of the following:
•	Transfer of inter-segment revenues from the Gulf of Mexico OCD to the Gulf of Mexico Subsea;

•	a geographical shift of India operations from the Middle East to the Asia Pacific;

•	transfer of a portion of subsea services from the Middle East to West Africa; and

•	corporate interest income and expense no longer being allocated to the reportable segments.
The organizational change did not have an impact on our consolidated balance sheets, consolidated statements of operations, statements of stockholders’ equity, or consolidated statements of cash flows.
During the first quarter of 2009, we discontinued allocation of corporate stewardship costs to our reportable segments.
This change in allocation methodology is reflected as a retrospective change to the financial information and the narrative description in “Management’s Discussion and Analysis of Results of Operations and Financial Condition” presented for the years ended December 31, 2008, 2007 and 2006. This change did not have an impact on our consolidated balance sheets, consolidated statements of operations, statements of stockholders’ equity, or consolidated statements of cash flows.
Our results of operations are affected by the overall level of activity of the offshore construction industry within each worldwide region in which we operate. This overall level of offshore construction activity is principally determined by four factors: (1) the oil and gas industry’s ability to economically justify placing discoveries of oil and gas reserves in production; (2) the oil and gas industry’s need to maintain, repair, and replace existing pipelines and structures to extend the life of production; (3) the oil and gas industry’s need to clear structures from the lease once the oil and gas reserves have been depleted; and (4) weather events such as major hurricanes. Our results of operations ultimately reflect our ability to secure jobs through competitive bidding and manage those jobs to successful completion. The competition and inherent operating risks vary between the worldwide regions in which we operate, and these challenges affect individual segment profitability.
Our results of operations are measured in terms of revenues, gross profit, and gross profit as a percentage of revenues (“margins”) and are principally driven by three factors: (1) our level of offshore construction and subsea activity (“activity”), (2) pricing, which can be affected by contract mix (“pricing”), and (3) operating efficiency on any particular construction project (“productivity”).
Offshore Construction Services
The level of our offshore construction activity in any given period has a significant impact on our results of operations. The offshore construction business is capital and personnel intensive, and, as a practical matter, many of our costs, including the wages of skilled workers, are effectively fixed in the short run regardless of whether or not our vessels are being utilized in productive service. In general, as activity increases, a greater proportion of these fixed costs are recovered through operating revenues; and, consequently, gross profit and margins increase. Conversely, as activity decreases, our revenues decline, but our costs do not decline proportionally, thereby constricting our gross profit and margins. Our activity level can be affected by changes in demand due to economic or other conditions in the oil and gas exploration industry, seasonal conditions in certain geographical areas, and/or our ability to win the bidding for available jobs. Our results of operations depend heavily upon our ability to obtain, in a very competitive environment, a sufficient quantity of offshore construction contracts with sufficient gross profit margins to recover the fixed costs associated with our offshore construction business.
Most of our offshore construction revenues are obtained through international contracts which are generally larger, more complex, and of longer duration than our typical domestic contracts. Most of these international contracts require a significant amount of working capital, are generally bid on a lump-sum basis, and are secured by a letter of credit or performance bond. Operating cash flows may be negatively impacted during periods of escalating activity due to the substantial amounts of cash required to initiate these projects and the normal delays between cash expenditures by the Company and cash receipts from the customer. Additionally, lump-sum contracts for offshore construction services are inherently risky and are subject to many unforeseen circumstances and events that may affect productivity. When productivity decreases with no offsetting decrease in costs or increases in revenues, our contract margins erode compared to our bid margins. In general, we are required to bear a larger share of project related risks during periods of weak demand for our services and a smaller share of risk during periods of high demand for our services. Consequently, our revenues and margins from offshore construction services are subject to a high degree of variability, even as compared to other businesses in the offshore energy industry.
Claims and change orders are a significant aspect of any construction business and are particularly significant in the offshore construction industry. A claim is an amount in excess of the contract price which a construction contractor seeks to collect from customers or others due to delays, errors in specifications or design, unapproved change orders, or other causes of unanticipated costs caused by the customer or others. A change order is a request to alter the scope of work of a previously agreed upon construction contract. Change orders may include changes in specifications or design, method or manner of performance, facilities, equipment, site, or the period for completion of the work. Change orders are common in our business due to the nature of offshore construction contracts and sometimes add to the degree of project execution difficulty. A change order usually increases the scope of work but may also decrease the scope and, consequently, the amount of contract revenue and costs which are recognized. Either the customer or the Company may initiate a change order. At the time of initiation, a change order may be approved or unapproved by either party, priced or unpriced, or defined or undefined regarding detailed scope. Even when the scope of work is defined, the associated increase or decrease in contract revenue may be governed by contract terms or may be negotiated later, sometimes after the work is performed.
Subsea Services
Most of our subsea revenues are the result of short-term work, involve numerous smaller contracts, and are usually based on a day-rate charge. Financial risks associated with these types of contracts are normally limited due to their short-term and non-lump sum nature. However, some subsea contracts, especially those that utilize DSVs, may involve longer-term commitments that extend from the exploration, design and installation phases of a field throughout its useful life by providing IRM services. The financial risks associated with these commitments are low in comparison with our offshore construction activities due to the day-rate structure of the contracts. Revenues and margins from our subsea activities tend to be more consistent than those from our offshore construction activities.
Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

	2008		2007
		% of		% of	% Change
	Thousands	Revenue	Thousands	Revenue	(Unfavorable)
Revenues	$1,070,988	100.0%	$992,513	100.0%	7.9%
Cost of operations	1,084,581	101.3	719,768	72.5	(50.7)

Gross profit (loss)	(13,593)	1.3	272,745	27.5	(105.0)
Loss on asset impairments	2,551	—	141	—	n/m
Net gain on asset disposal	(1,695)	—	(4,220)	0.4	(59.8)
Selling, general and administrative expenses	95,364	8.9	81,275	8.2	(17.3)

Operating income (loss)	(109,813)	10.2	195,549	19.7	(156.2)

Interest income	14,477	1.4	27,966	2.8	(48.2)
Interest expense	(16,439)	1.5	(15,463)	1.6	(6.3)
Other income (expense), net	(641)	—	3,826	0.4	(116.8)

Income (loss) before income taxes	(112,416)	10.5	211,878	21.3	(153.1)
Income taxes	6,775	0.6	53,234	5.3	87.3

Net income (loss)	$(119,191)	11.1%	$158,644	16.0%	(175.1)%

Revenues - Revenues increased by $78.5 million, or 7.9%, between 2008 and 2007 to $1.1 billion for 2008 primarily due to higher activity in the Middle East, Asia Pacific/India, and Latin America. Increased construction activity in the Middle East from the Berri and Qatif project and kickoff of the Camarupim project in Latin America were somewhat offset by lower demand for our services in North America and lower activity in West Africa. For a detailed discussion of revenues and income (loss) before taxes for each geographical area, please see “Segment Information” below.
Depreciation and Amortization in Cost of Operations. The amount of depreciation and amortization expense, including the amortization of dry-docking costs, included in our cost of operations for 2008 was $51.9 million, compared to $46.9 million included in 2007. This increase in depreciation and amortization expense was primarily caused by increased dry-dock amortization related to two major construction vessels and an increase in the amount of depreciation expense related to our major construction vessels with the addition of the Global Orion to the vessel fleet. Depreciation associated with our office expansion in the Middle East and Latin America also contributed to the increase in depreciation. Amortization of stock compensation decreased between the periods by $1.4 million. We expect amortization of our dry-dock costs to be material to our operations in 2009.

Gross Profit - Gross profit decreased by $286.3 million, or 105%, between 2008 and 2007 to a $13.6 million gross loss for 2008 compared to $272.7 million gross profit for 2007. The decrease primarily reflects the adverse effects of the losses incurred on the Berri and Qatif project in Saudi Arabia and the Camarupim project in Brazil. Cost overruns on the Berri and Qatif project and productivity and equipment delays on both projects resulted in substantial project deterioration during 2008. Results for 2008 include an estimate for losses through the projects’ anticipated completion dates in 2009.
Loss on Asset Impairments. Loss on asset impairments increased $2.5 million in 2008, compared to 2007. During 2008, primarily due to high repair costs in excess of future benefit of certain vessels, we decided not to repair them and recorded an aggregate impairment loss of $2.6 million on the retirement of two DSVs. In 2007, we recorded an impairment loss of $0.1 million.
Gain on Asset Disposal. Net gains on the disposal of assets decreased $2.5 million from 2007 to 2008. Net gains on asset disposals totaled $1.7 million for 2008 primarily from the sale of a DSV. Net gains on asset disposals totaled $4.2 million during 2007, which primarily arose from sale of three DSVs, that were partially offset by losses on the disposal of ancillary dive support systems.
Selling, General and Administrative Expenses - Selling, general and administrative expenses increased by $14.1 million, or 17.3%, to $95.4 million for 2008, compared to $81.3 million during 2007. Increased labor costs in all areas except Asia Pacific/India were responsible for the majority of this increase, as well as increased professional fees, rent expense, and computer expense, all related to the Company’s continued business expansion. Partially offsetting these increases was a reduction in amortization of stock compensation resulting from the recapture of stock expense related to performance shares and the net favorable impact related to the recapture of previously recognized stock expense resulting from the accelerated vesting of certain shares upon the resignation of the Company’s CEO in October, 2008.
Interest Income - Interest income decreased by $13.5 million to $14.5 million during 2008, compared to $28.0 million for 2007. Lower interest rates and decreased cash balances in 2008 contributed to lower return on cash balances and short-term investments compared to 2007.
Interest Expense - Interest expense increased to $16.4 million for 2008 compared to $15.5 million for 2007. Increased interest resulting from the issuance of $325.0 million of convertible debentures in July 2007 was partially offset by a reversal of $2.5 million previously accrued interest expense related to the 2008 settlement of a previous uncertain tax position.
Other income (expense), net - Other income (expense), net decreased by $4.5 million from 2007 primarily resulting from losses on foreign currency exchange rate differences incurred in 2008 and the nonrecurrence of a $1.4 million recognized gain in 2007 related to the settlement of a claim for interrupted operations as a result of a 2006 oil spill in the Gulf of Mexico by a refinery adjacent to our property in Louisiana.
Income Taxes - The Company’s effective tax rate was (6.0)% and 25.1%, respectively, for the twelve months ended December, 2008 and 2007. The tax rate in 2008 was adversely impacted by losses that could not be tax benefited and also taxes paid in tax jurisdictions with a deemed profit tax regime where tax is calculated as a percentage of revenue rather than being based upon net income. This resulted in an income tax expense being recognized despite the loss reported before taxes for the twelve months ended December 31, 2008.
Segment Information - The following sections discuss the results of operations for each of our reportable segments during the twelve month periods ended December 31, 2008 and 2007.
Utilization of Major Construction Vessels
Worldwide utilization for our major construction vessels was 49%, 45%, and 61% for the fiscal years ended December 31, 2008, 2007, and 2006, respectively. Utilization of our major construction vessels is calculated by dividing the total number of days major construction vessels are assigned to project-related work by the total number of calendar days for the period. Dive support vessels, cargo/launch barges, ancillary supply vessels and short-term chartered project-specific construction vessels are excluded from the utilization calculation. The Company frequently uses chartered anchor handling tugs, dive support vessels and, from time to time, construction vessels in the Company’s operations. Also, most of the Company’s international contracts (which are generally larger, more complex and of longer duration) are generally bid on a lump-sum or unit-rate (vs. day-rate) basis wherein the Company assumes the risk of performance and changes in utilization rarely impact revenues but can have an inverse relationship to changes in profitability. For these reasons, the Company considers utilization rates to have a relatively low direct correlation to changes in revenue and gross profit.
North America Offshore Construction Division
Revenues were $81.1 million in 2008 compared to $106.5 million in 2007. A decrease of $25.4 million, or 24%, between 2008 and 2007 was primarily due to: (1) lower activity related to market conditions driven by decreased demand for services; (2) $11.2 million related to the extended dry docking of the Cherokee; and (3) non-compensated vessel standby costs during Hurricanes Gustav and Ike. Loss before taxes was $15.0 million for 2008 compared to income before taxes of $16.4 million for 2007. This decrease of $31.4 million was primarily attributable to lower revenues and lower margins on projects attributable to the continuing softening of market conditions in the Gulf of Mexico, lower profitability on derrick work impacted by operational issues, and non-recovered vessel costs resulting from lower vessel utilization for 2008.
North America Subsea
Revenues were comparable between 2008 and 2007. Revenues generated in 2008 were $146.1 million compared to $150.4 million for 2007. However, project profitability declined between the two years with increased competition affecting pricing, coupled with higher operating costs incurred in 2008. Income before taxes was $11.3 million for 2008 compared to $63.8 million for 2007. This decrease of $52.5 million, or 82%, was attributable to lower margins resulting from increased competition affecting pricing as well as productivity issues affecting some of our projects. Idle and startup costs associated with the addition of the Global Orion and Olympic Challenger to the vessel fleet also negatively impacted the margins during 2008. In 2007, higher project margins were generated from the REM Commander which was subsequently transferred to the Latin American region in April 2008. In addition, we recorded a $1.0 million impairment on a DSV during 2008.
Latin America
Revenues were $267.0 million for 2008 compared to $227.0 million for 2007. An increase of $40.0 million, or 17.6%, in 2008 compared to 2007 was primarily due to additional revenue from expansion into Brazil, partially offset by lower activity in Mexico. Despite the increase in revenues, we reported a loss before taxes of $9.2 million during 2008 compared to income before taxes of $106.3 million in 2007. The decrease of $115.5 million was primarily due to the favorable finalization of project claims and change orders in 2007 and the recording of a loss position on the Camarupim project in Brazil in 2008. For 2008, the Camarupim project was estimated to complete at a significant loss due to lower than expected productivity and vessel standby delays from mechanical and weather downtime. Results for 2008 therefore include an estimate for losses on the Camarupim project through the project’s estimated completion in 2009. This compares to high profit margins obtained from the favorable resolutions of change orders and claims on projects in Mexico in 2007.
West Africa
Revenues were $152.9 million for 2008 compared to $184.7 million for 2007. This decrease of $31.8 million, or 17%, in 2008 compared to 2007 was primarily due to decreased activity in the region. In 2008, we performed two major construction projects in West Africa compared to three major construction projects in 2007. Loss before taxes was $33.5 million for 2008 compared to a loss before taxes of $5.1 million in 2007. In 2008, additional costs were incurred related to idle vessel costs from low utilization and project productivity issues related to a project in Nigeria. Also, we recorded a $1.6 million impairment on a DSV in 2008. Exchange losses of $3.7 million primarily related to naira cash balances also negatively impacted the loss before taxes; however, this loss was partially offset by a reversal of previously accrued interest expense related to a 2008 favorable settlement of an uncertain tax position. See also Note 10 of the Notes to Consolidated Financial Statements for a discussion of challenges related to conducting operations in Nigeria.
Middle East
Revenues were $237.5 million for 2008 compared to $186.3 million during 2007. This increase of $51.2 million, or 27%, for 2008 compared to 2007 was attributable to increased activity in the region. During 2008, two major projects were in progress compared to a lower level of construction activity during much of 2007. However, loss before taxes of $75.7 million was reported during 2008 compared to income before taxes of $35.8 million for 2007 due primarily to the significant deterioration in the Berri and Qatif project in Saudi Arabia during 2008. The loss on the Berri and Qatif project is primarily due to exceptional losses in productivity and cost overruns. Results for 2008 therefore include an estimate for losses on the Berri and Qatif project through the estimated completion date in the 2009 third quarter.
Asia Pacific/India
Revenues were $223.5 million for 2008 compared to $181.2 million for 2007. This increase of $42.3 million, or 23%, for 2008 compared to 2007 was primarily attributable to higher activity during 2008. Income before taxes was $46.7 million for 2008 compared to $16.5 million for 2007. This increase in profitability of $30.2 million was primarily due to higher revenues, increased project margins, good project execution, and cost recoveries attributable to higher vessel utilization during 2008.
Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

	2007		2006
		% of		% of	% Change
	Thousands	Revenue	Thousands	Revenue	(Unfavorable)
Revenues	$992,513	100.0%	$1,234,849	100.0%	(19.6)%
Cost of operations	719,768	72.5	887,003	71.8	18.9

Gross profit (loss)	272,745	27.5	347,846	28.2	(21.6)
Loss on asset impairments	141	—	8,931	0.7	98.4
Reduction in litigation provision	—	—	(13,699)	1.1	(100.0)
Net gain on asset disposal	(4,220)	0.4	(6,395)	0.5	(34.0)
Selling, general and administrative expenses	81,275	8.2	71,109	5.8	(14.3)

Operating income	195,549	19.7	287,900	23.3	(32.1)

Interest income	27,966	2.8	8,169	.7	242.3
Interest expense	(15,463)	1.6	(10,787)	0.9	(43.3)
Other income (expense), net	3,826	0.4	705	—	n/m

Income before income taxes	211,878	21.3	285,987	23.2	(25.9)
Income taxes	53,234	5.3	86,242	7.0	38.3

Net income	$158,644	16.0%	$199,745	16.2%	(20.6)%

Revenues. Revenues decreased by 19.6% to $992.5 million between 2007 and 2006, primarily due to a decline in construction activity from the high levels experienced in Latin America and Gulf of Mexico during 2006. Two significant construction projects that were fully active in Latin America in 2006 were completed during the first half of 2007. Furthermore, the exceptionally high level of demand for hurricane related repair work in the Gulf of Mexico moderated during 2007. Worldwide utilization of our major construction vessels decreased to 45% in 2007, compared to 61% in 2006. The effects of lower construction activity in Latin America and the Gulf of Mexico experienced in 2007 were reduced by the positive impact of increased construction activity in the Middle East. For a detailed discussion of revenues and income before taxes for each geographical area, please see “Segment Information” below.
Depreciation and Amortization in Cost of Operations. The amount of depreciation and amortization expense, including the amortization of dry-docking costs, included in our cost of operations for 2007 was $46.9 million, compared to the $51.4 million included in 2006. This decrease in depreciation and amortization expense was primarily caused by a reduction in the amount of major construction vessel depreciation, resulting from lower utilization. The amount of amortization related to stock-based compensation and dry-docking increased between the periods.
Gross Profit. Gross profit decreased by $75.1 million to $272.7 million in 2007, compared to 2006, primarily due to lower revenues, as described above, and lower margins from our West Africa segment, which were caused by incremental vessel costs that were predominately unrecovered project costs. As a percentage of revenues, our overall gross profit margin decreased from 28.2% in 2006 to 27.5% in 2007. This decline in gross profit margin was primarily the result of lower utilization of our major construction vessels and lower profitability on projects in West Africa.
Loss on Asset Impairments. Loss on asset impairments decreased $8.8 million in 2007, compared to 2006. Several vessels were impaired and permanently retired in 2006. During 2006, primarily due to escalating repair and maintenance costs, and lack of available work for certain equipment, we recorded an aggregate impairment loss of $8.9 million, which resulted from the retirement of two DLBs, six DSVs, and other ancillary construction equipment. In 2007, we recorded an impairment loss of $0.1 million.
Reduction in Litigation Provision. In 2006, a $13.7 million reduction in a loss provision was recorded related to a settlement between us and Vinci, (formerly named Groupe GTM) for litigation involving termination of a share purchase agreement to purchase shares of ETPM S.A. There was no such reduction during 2007.
Gain on Asset Disposal. Net gains on the disposal of assets decreased $2.2 million from 2006 to 2007. Net gains on asset disposals totaled $4.2 million for 2007, which primarily consisted of the sale of three DSVs, that were partially offset by losses on the disposal of ancillary dive support systems. In 2006, gains on asset sales included $3.0 million for the sale of a cargo barge, and $2.6 million for the sale of three crew vessels, and two DSVs.
Selling, General, and Administrative Expenses. Selling, general, and administrative expenses increased by $10.2 million to $81.3 million in 2007, compared to 2006, primarily due to higher legal and professional fees, and administrative expenses. Incremental legal fees of approximately $4.4 million were incurred during 2007 resulting from our internal investigation of our operations in West Africa focusing on our compliance with the FCPA. Additional administrative expenses were incurred during 2007 for establishing new offices in various geographical areas and supporting the projects in those respective areas.
Interest Expense. Interest expense increased by $4.7 million to $15.5 million (net of $1.5 million in capitalized interest) in 2007, compared to 2006, primarily due to incremental interest expense on additional debt incurred. During the third quarter of 2007, we issued $325.0 million of 2.75% Senior Convertible Debentures.
Interest Income. Interest income increased by $19.8 million to $28.0 million in 2007, compared to 2006, primarily due to higher balances of cash, cash equivalents and marketable securities.
Other income (expense), net. Other income increased by $3.1 million to $3.8 million in 2007, compared to 2006, primarily as a result of a gain of approximately $1.4 million resulting from the settlement of a claim for interrupted operations resulting from a 2006 oil spill in the Gulf of Mexico by a refinery adjacent to our property in Louisiana. Gains from derivative instruments in 2007 were $1.2 million higher than 2006 gains.

Income Taxes. Our effective tax rate for 2007 was 25% compared to 30% for 2006. This decline was primarily due to the mix of earnings from high to low taxable jurisdictions.
Segment Information - The following sections discuss the results of operations for each of our reportable segments during the twelve month periods ended December 31, 2007 and 2006. We determined it was preferable to reclassify 2006 segment information associated with the presentation of inter-segment revenues between the North America OCD and North America Subsea to correspond with the 2007 presentation. The reclassifications had no impact on the consolidated statements of shareholders’ equity, operations, or cash flows.
North America Offshore Construction Division
Revenues decreased 44% to $106.5 million in 2007, compared to 2006, primarily due to a lower level of activity in the region and pricing pressures. There was an exceptionally high level of demand for the offshore construction services in the Gulf of Mexico during 2006 due to the damaging effects caused by hurricanes. Activity in 2006 was comprised of numerous projects that were related to hurricane repair work on offshore oil and gas platforms, compared to fewer, but larger projects in 2007. A high level of competition for offshore construction services was experienced in this area during 2007 that caused us to experience additional pricing pressures, compared to 2006. Income before taxes decreased by $36.7 million to $16.4 million in 2007, compared to 2006, which was attributable to the same factors that caused lower revenues. In addition, a $3.0 million gain on the sale of a cargo barge and a $1.4 million loss on the impairment of one major construction vessel and certain other unrelated ancillary construction equipment was recorded during 2006.
North America Subsea
Revenues remained relatively the same between 2007 and 2006. Revenues generated in 2007 were $150.4 million, compared to $152.2 million in 2006. A majority of the revenues generated during 2007 was comprised of salvage work. Project profitability improved between comparable years, partly due to good project execution and high utilization of the REM Commander and Pioneer for services that included plug and abandonment, pipeline repair and ROV support. The projects performed in 2006 were primarily for inspection, repair and maintenance services. Income before taxes increased $2.4 million to $63.8 million in 2007 compared to $61.4 million in 2006. This increase is attributable to higher project margins due to improved pricing. In addition, we recorded a $2.6 million gain on the sale of three crew vessels and two DSVs in 2006, and a $2.0 million impairment loss on one DSV in 2006.
Latin America
Revenues decreased 55% to $227.0 million in 2007, compared to 2006, primarily due to a lower level of activity in 2007. Construction activity diminished during 2007, compared to 2006, during the completion stage of three large multi-year projects that were fully active in 2006. Although revenues declined, gross profit margins increased from 32% in 2006 to 51% in 2007. Higher gross profit margins were achieved in 2007 primarily as a result of favorable resolutions of change orders that were recognized towards the completion of these large multi-year projects. Income before taxes declined 27% from $145.5 million in 2006 to $106.3 million in 2007. In 2007, the improved gross profit margins plus a lower allocation of corporate selling, general and administrative expenses (based on lower activity) reduced a substantial portion of the negative impact from lower revenues. In addition, a $1.4 million loss was recorded in 2006 for the impairment of three DSVs.
West Africa
Revenues and demand for our services in this area remained relatively the same between 2007 and 2006. Revenues generated in 2007 were $184.7 million, compared to $191.4 million in 2006. Gross profit margins declined during 2007 compared to 2006 from 18% to 2%. This deterioration was a result of lost project profitability and additional project costs that occurred when projects were abruptly suspended mid-year when we experienced security and logistical issues in Nigeria. Consequently, our fleet was demobilized from the area. We also encountered additional project standby costs in 2007 as a result of delays in obtaining vessel permits for the area. Incremental vessel costs including mobilization and demobilization costs, standby costs and idle vessel costs totaled approximately $30.0 million in 2007. Income before taxes decreased from $29.3 million in 2006 to a net loss of $5.1 million in 2007, which was primarily due to high vessel costs and increased allocations of corporate selling, general and administrative expenses.
Middle East
Revenues increased by $183.6 million to $186.3 million in 2007, compared to 2006, primarily due to a high level of construction activity in the region due to an increase in demand. We experienced high vessel utilization on three large construction projects of which two are multi-year projects. Two major construction vessels and a DSV, the Rem Fortress, were transferred from other regions of the world to the Middle East to support demand in the area. In 2006, activity consisted primarily of subsea services and a low level of construction activity. Gross profit margins improved from 2006 to 2007 reflecting an increase in vessel utilization and productivity. Income before taxes improved by $37.8 million to $35.8 million in 2007, compared to a net loss of $2.0 million in 2006, reflecting higher revenues and productivity. Results in 2007 were positively impacted by a $2.3 million gain on the sale of a DSV. Results in 2006 were negatively impacted by a $4.1 million impairment loss on one DLB and two DSVs, partly offset by a $2.7 million gain on the sale of two DSVs.
Asia Pacific/India
Revenues declined by 23% to $181.2 million in 2007, compared to 2006, primarily due to a decline in activity. We experienced lower vessel utilization in this region during 2007, compared to 2006. Three major construction vessels from Asia Pacific/India region were assigned to the Middle East region during 2007. In 2007, activity primarily consisted of work performed on two large construction projects, compared to the work performed on a large multi-year project in 2006 supplemented by intersegment diving services. Gross profit margins remained relatively consistent from 2006 to 2007. The effects of lower activity in 2007 were partially offset by lower vessel costs due, in part, to mobilizing vessels to the Middle East and West Africa. Income before taxes decreased from $22.6 million in 2006, to $16.5 million in 2007, primarily due to lower construction activity in 2007 compared to 2006. A portion of the decrease in net income before taxes was offset by a $1.3 million gain on the sale of a DSV in 2007.
Industry and Business Outlook
Recent declines in energy prices and a significant downturn in the worldwide economy is impacting the offshore construction industry and the Company is beginning to see reluctance on the part of its customers to move forward with previously planned projects. In those areas of the world where bidding activity remains high, the Company is experiencing pricing pressures from its potential customers. While some opportunities remain, neither the duration or severity of the worldwide recession nor the impact that it will have on our operations can be predicted with certainty. We do expect weakening demand for our services throughout 2009.
During 2009, our focus will be on successful execution of our projects, building additional backlog, cost cutting initiatives, and cash conservation. Many of these measures are in the process of being implemented.
As of December 31, 2008, our backlog totaled approximately $519.6 million ($489.9 million for international regions and $29.7 million for the Gulf of Mexico). This backlog is scheduled to be performed in 2009. Of the total backlog at December 31, 2008, $112.5 million is related to the Camarupim project in Latin America and the Berri and Qatif in the Middle East on which we have recorded anticipated contract losses in 2008. Therefore, we do not expect this portion of our backlog to produce any margins. The amount of our backlog in North America is not a reliable indicator of the level of demand for our services due to the prevalence of short-term contractual arrangements in this region.

Liquidity and Capital Resources
Overview
Cash on hand and proceeds from the sale of marketable securities provided the major sources of funds in 2008. Our cash on hand and the sales proceeds of marketable securities sufficiently funded additions to restricted cash, stock repurchases and the continued growth of the business, including capital expenditures for expanding and modernizing our fleet of vessels.
The primary uses of cash during 2008 have been for funding operating activities, repurchases of common stock and capital spending. Additions to restricted cash also decreased our cash available for operating and investing activities. We had firm capital commitments on projects, which were in progress at December 31, 2008, of approximately $351.0 million with expenditures extending into 2011, of which $198.9 million is expected to be incurred during 2009, primarily for the construction of two new generation derrick/pipelay vessels (the Global 1200 and Global 1201). Total 2009 capital expenditures on committed and discretionary projects are expected to be approximately $200 - $220 million. The actual capital expenditures for 2009 may differ from our expectations due to changes in existing capital project schedules and/or projected capital projects.
Cash Flows
Operating Activities - Our cash and cash equivalents decreased by $435.8 million to $287.7 million at December 31, 2008, compared to December 31, 2007. Net cash used by our operating activities was $119.2 million for the year ended December 31, 2008, compared to net cash generated by our operating activities of $267.7 million during 2007. The use of funds in 2008 was primarily attributable to the net loss from continuing operations, a net use of $17.2 million of cash to fund working capital and an increase in dry docking activities to $47.2 million. The effects of the positive cash flow of $267.7 million from operating activities in 2007 was primarily attributable to net income and a reduction in major working capital components partly offset by increased dry docking activities.
Investing Activities – Investing activities used $297.3 million of cash in 2008, compared to $156.0 million in 2007. The net cash used in 2008 was primarily due to purchases of property and equipment, totaling $267.9 million, resulting primarily from the expansion and upgrade to the fleet. During 2008, the Company incurred expenditures for the construction of two new generation derrick/pipelay vessels (the Global 1200 and Global 1201) and purchased a deepwater subsea construction vessel, the Global Orion. In addition, $93.4 million of cash was transferred to restricted cash as a result of the November 7, 2008 amendment to the Revolving Credit Facility (please refer to Note 9 of the Notes to Consolidated Financial Statements for additional information on this amendment). These uses of cash were partially offset by net sales of marketable securities totaling $57.6 million. The increase in cash used by investing activities in 2007 was primarily attributable to investing $99.9 million in marketable securities and purchases of property and equipment totaling $61.8 million.
Financing Activities – Financing activities used $19.3 million of net cash in 2008 compared to providing $259.6 million in 2007. The net cash used in 2008 is primarily due to the repurchase of the Company’s common stock under a repurchase program announced in August 2008. Approximately 3.1 million shares of company stock were repurchased in 2008 at a cost of approximately $25.6 million, leaving approximately $74.4 million remaining under the program. As a result of the November 7, 2008 amendment to the Revolving Credit Facility, the Company is prohibited from making additional share repurchases. The cash provided in 2007 primarily reflected the gross proceeds of $325.0 million received from the issuance of 2.75% Senior Convertible Debentures issued in July 2007. Approximately $75.0 million of these proceeds were simultaneously used to purchase 2.8 million shares of our common stock.
Long-Term Debt
Our long-term debt outstanding as of December 31, 2008 and 2007 includes carrying amounts of $228.6 million and $220.8 million, respectively for the $325.0 million of 2.75% Senior Convertible Debentures which carry an interest rate of 2.75% per annum with semi-annual interest payments. These debentures are convertible into cash, and if applicable, into shares of the Company’s common stock. The Company may redeem all or a part of the debentures any time on or after August 1, 2014, for cash at a price equal to 100% of the principal amount of the debentures being redeemed plus accrued and unpaid interest. The holders of the debentures may require the Company to repurchase all or a part of their debentures for cash on August 1, 2017 and August 1, 2022 at a price equal to 100% of the principal amount of the debentures being redeemed plus accrued or unpaid interest, or upon the occurrence of certain types of fundamental changes. Our 2.75% Senior Convertible Debentures contain a default provision which permits the trustee or holders of the convertible debentures to accelerate such indebtedness in the event of our failure to pay principal when due or a default that results in the acceleration of any indebtedness of the Company in excess of $50 million. For more information, see Note 2 of the Notes to Consolidated Financial Statements.
We also maintain $65.3 million of Title XI bonds outstanding which carry an interest rate of 7.71% per annum with semi-annual principal payments of approximately $2.0 million payable each February and August until maturity in 2025. Our Title XI bonds contain a cross default provision which provides that a default of our Revolving Credit Facility is a default under our Title XI bonds which may result in our bonds becoming due and payable under certain circumstances.
Our Revolving Credit Facility provides a borrowing capacity of up to $150.0 million. As of December 31, 2008, the Company had no borrowings against the facility and $88.9 million of letters of credit outstanding thereunder. As a result of operating performance, the Company did not meet the minimum fixed charge coverage ratio under the facility at September 30, 2008. On November 7, 2008, we amended our Revolving Credit Facility to temporarily require our Company to cash-collateralize letters of credit and bank guarantees. While the interim cash collateralization is in effect, no borrowings, letters of credit, or bank guarantees unsecured by cash are available to the Company under the Revolving Credit Facility. For additional discussion see below under Liquidity Risk and Note 9 of the Notes to the Consolidated Financial Statements.
Our Revolving Credit Facility has a customary cross default provision triggered by a default of any other indebtedness of the Company, the aggregate principal amount of which is in excess of $5 million.
The Company expects to be in compliance with the covenants under the existing debt agreements in 2009 based on our current financial projections.
Other Indebtedness and Obligations
We also have a $16.0 million short-term credit facility at one of our foreign locations, which is secured by a letter of credit issued under our primary credit facility. At December 31, 2008, we had $0.5 million in cash overdrafts reflected in accounts payable, $9.9 million of letters of credit outstanding, and $5.6 million of credit availability under this particular credit facility.
Charters - We have a long-term charter for the Titan 2, a 456-foot self-propelled twin-hulled derrick ship. The vessel charter payments are approximately $6.3 million annually. The charter term is 177 months expiring in May 2018. This charter can be canceled by us at anytime, subject to a termination penalty of the transfer to the vessel owner of title to our dynamic positioning (“DP”) system used on the vessel. The DP system was at December 31, 2008 purchased and installed on the Titan 2, at our cost, during the first quarter of 2002 for a total cost of $8.9 million, with a book value at December 31, 2008 of $3.0 million.
We have three long-term charters for MSVs, two of which were delivered in 2006 and one which was delivered in 2008. The first MSV charter, the Rem Commander, includes a fixed-term five year lease with five annual options, and requires monthly payments denominated in Norwegian kroners at an annual rate of approximately 63.1 million kroners (or $8.9 million as of December 31, 2008). The second MSV charter, the Rem Fortress, includes a fixed-term three year lease with four annual options, and requires monthly payments denominated in Norwegian kroners at an annual rate of approximately 78.4 million kroners (or $11.1 million as of December 31, 2008). As of December 31, 2008, we had

entered into forward foreign currency contracts that have enabled us to fulfill our remaining non-cancellable Norwegian kroner obligations under these charters at an average rate of 6.29 kroners per U.S. dollar. The third MSV charter, the Olympic Challenger, includes a five year, fixed term lease with one two-year option and three one-year options at an annual rate of approximately $16.8 million.
Future Lease Obligations - The following table sets forth, as of December 31, 2008, our minimum rental commitments under operating leases with an initial non-cancellable term of one year or more (in thousands).

2009	$43,014
2010	30,765
2011	25,140
2012	19,383
2013	11,720
Thereafter	14

Total	$130,036

Summary of Contractual Obligations as of December 31, 2008

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Long-Term Debt Principal Only	$390,340	$3,960	$7,920	$7,920	$370,540
Long-Term Debt Interest Only(1)	89,287	13,899	26,882	25,661	22,845
Operating Lease Obligations – Cancelable	66,192	5,668	12,908	9,364	38,698
Operating Lease Obligations – Non-Cancelable	130,036	43,014	55,905	31,103	14
Purchase Obligations(2)	311,108	164,293	146,815	—	—

Total	$986,963	$230,834	$250,430	$74,048	$432,097

(1)	Includes interest expense on our Senior Convertible Debentures, assuming conversion on the earliest call date of August 1, 2014.

(2)	Primarily represents purchase orders outstanding for the construction of the vessels designated Global 1200 and 1201 which do not include capitalized interest.
The contractual obligations reported above exclude our liability of $10.0 million recognized under FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” related to our provision for uncertain tax positions. We have excluded such amounts as we are unable to make a reasonably reliable estimate of the period of cash settlement with the respective taxing authorities.
Off Balance Sheet Arrangements
In the normal course of business with customers, vendors, and others, we have entered into off-balance sheet arrangements. We provide guarantees and performance, bid, and payment bonds pursuant to agreements, or in connection with bidding, to obtain such agreements to perform construction services. The aggregate amount of these guarantees and bonds at December 31, 2008 was $65.2 million in surety bonds and $93.4 million in bank guarantees and/or letters of credit. The surety bonds are due to expire between January 2009 and October 2009 and the bank guarantees/letters of credit are due to expire between January 2009 and January 2010.

Liquidity Risk
As a result of our operating performance, the Company did not meet the existing minimum fixed charge coverage ratio covenant in the Third Amended and Restated Credit Agreement (the “Revolving Credit Facility”) as of September 30, 2008. On November 7, 2008, the financial institutions participating in the Revolving Credit Facility waived compliance with the covenant condition. In consideration of this waiver, the Company and the participating financial institutions have amended the Revolving Credit Facility to:
•	temporarily cash-collateralize letters of credit and bank guarantees;

•	temporarily waive compliance with certain financial covenants;

•	temporarily prohibit share repurchases; and

•	temporarily maintain unencumbered liquidity of $100 million.
On February 25, 2009, the Revolving Credit Facility was further amended to remove the requirement to maintain unencumbered liquidity of $100 million. The effective date of this amendment is December 31, 2008.
The length of the interim cash-collateralization period will depend on the Company’s future financial performance. For the remaining duration of the Revolving Credit Facility after the cash-collateralization period, this facility has been further amended to:
•	allow for a new starting point in measuring financial performance; and

•	permit borrowings and/or the issuance of letters of credit and bank guarantees based on a rate premium over prime rate ranging from 1.50% to 3.00% or London Interbank Offered Rate (“LIBOR”) ranging from 2.00% to 3.50% based upon certain financial ratios.
While the interim cash-collateralization requirement is in effect, no borrowings, letters of credit or bank guarantees unsecured by cash are available to the Company under the Revolving Credit Facility. All cash collateral is classified in the Consolidated Balance Sheet as Restricted Cash. As of December 31, 2008, the Company had no borrowing against the facility and $88.9 million in letters of credit outstanding thereunder. The Company also has a $16.0 million short-term credit facility at one of its foreign locations. At December 31, 2008, the available borrowing under this facility was $5.6 million.
As of December 31, 2008, approximately $42.4 million of our marketable securities were held in auction rate securities. These securities are intended to provide liquidity through an auction process that resets the applicable interest rate at predetermined intervals, allowing investors to either roll over their holdings or sell them at par value. As a result of liquidity issues in the global credit markets, our outstanding auction rate securities, as of December 31, 2008, have failed to settle at auction. Consequently, these investments are not currently liquid and the Company will not be able to access these funds until a future auction of these investments is successful or a buyer is found outside the auction process. On November 13, 2008, we agreed to accept auction rate security rights (“the Settlement”) from UBS related to $30.0 million in par value of auction rate securities issued by state education agencies. The Settlement permits us to sell or put our auction rate securities back to UBS at par value at any time during the period from June 30, 2010 through July 2, 2012. We expect to put these auction rate securities back to UBS on June 30, 2010, the earliest date allowable under the Settlement if not sold prior to that date.
Liquidity Outlook
During the next twelve months, the Company expects that balances of cash, cash equivalents, and marketable securities, supplemented by cash generated from operations will be sufficient to fund operations (including increases in working capital required to fund any increases in activity levels), scheduled debt retirement, and currently planned capital expenditures. Based on expected operating cash flows and other sources of cash, the Company does not believe the reduction in liquidity from the amendment to the Revolving Credit Facility or the illiquidity of its investments in auction rate securities will have a material impact on the Company’s overall ability to meet liquidity needs during the next twelve months. However, given the current state of credit markets and the limitations imposed by recent amendments to the Company’s Revolving Credit Facility, if such operating cash flows or other sources of cash are less than currently expected or delayed or if unexpected needs for cash arise the Company may not have sufficient liquidity to meet all of its needs and may be forced to postpone capital expenditures or take other actions. The Company’s liquidity position could affect its ability to bid on and accept projects, particularly where the project requires a letter of credit since the Company’s current ability to obtain letters of credit is limited by its available cash. This could have a material adverse effect on the Company’s future results.
The Company’s Board of Directors approved a stock repurchase program on August 4, 2008, which authorizes $100.0 million for the repurchase of outstanding shares of the Company’s common stock over the twelve month period ending August 4, 2009. Approximately 3.1 million shares of Company stock were purchased in 2008 at a cost of approximately $25.6 million, leaving approximately $74.4 million remaining under the program. As a result of the November 7, 2008 amendment to the Revolving Credit Facility, the Company is currently prohibited from additional share repurchases. Capital expenditures for 2009 are expected to be between $200.0 million and $220.0 million. This range includes expenditures for the Global 1200, Global 1201, and various vessel upgrades. In addition, the Company will continue to evaluate the divesture of assets that are no longer critical to operations to reduce operating costs and preserve a solid financial position.
The long-term liquidity of the Company will ultimately be determined by our ability to earn operating profits which are sufficient to cover our fixed costs, including scheduled principal and interest payments on debt, and to provide a reasonable return on shareholders’ investment. The Company’s ability to earn operating profits in the long run will be determined by, among other things, the sustained viability of the oil and gas energy industry, commodity price expectations for crude oil and natural gas, the competitive environment of the markets in which the Company operates, and ability to win bids and manage awarded projects to successful completion.
Recent Accounting Pronouncements
SFAS 141. In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141(R)”). SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS No. 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS No. 141(R) will not have a material impact on our consolidated results of operations and financial condition.
SFAS 157. In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value and enhances disclosures about instruments carried at fair value, but does not change existing guidance as to whether or not an instrument is carried at fair value. In February 2008, the FASB issued FASB Staff Positions (“FSP”) SFAS 157-2, “Effective Date for FASB Statement 157”. This FSP permits the delayed application of SFAS 157 for all non-recurring fair value measurements of non-financial assets and non-financial liabilities until fiscal years beginning after November 15, 2008. In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP FAS 157-3”). This FSP clarifies the application of SFAS 157 when the market for a financial asset is not active. FSP FAS 157-3 was effective upon issuance and used to evaluate the fair value of auction rate securities as of September 30, 2008. The Company adopted SFAS 157, as amended, on a prospective basis beginning January 1, 2008, for its financial assets and liabilities and will adopt this statement for its non-financial assets and liabilities, which consists of goodwill and assets held for sale, on January 1, 2009. We do not believe the adoption of SFAS No. 157 for our nonfinancial assets and liabilities will have a material impact on our consolidated results of operations and financial condition. See further discussion about the implementation of SFAS 157 in Note 4 of the Notes to the Consolidated Financial Statements.

SFAS 159. In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits all entities to choose to measure many eligible financial instruments and certain other items at fair value that are not currently required to be measured at fair value. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement was effective for us at the beginning of our fiscal year 2008. In the fourth quarter of 2008, we elected to use fair value to measure the Settlement from UBS . For more information, see Note 3 of the Notes to the Consolidated Financial Statements..
SFAS 160. In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” (“SFAS 160”). SFAS 160 re-characterizes minority interests in consolidated subsidiaries as non-controlling interests and requires the classification of minority interests as a component of equity. Under SFAS 160, a change in control will be measured at fair value, with any gain or loss recognized in earnings. The effective date for SFAS 160 is for fiscal periods beginning on or after December 15, 2008. Early adoption and retroactive application of SFAS 160 to years preceding the effective date are not permitted. The adoption of SFAS 160 will not have a material effect on our consolidated financial statements.
SFAS 161. In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). SFAS 161 requires specific disclosures regarding the location and amounts of derivative instruments in the Company’s financial statements, how derivative instruments and related hedged items are accounted for, and how derivative instruments and related hedged items affect the Company’s financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued, and for fiscal years and interim periods, beginning after November 15, 2008. We will adopt the new disclosure requirements of SFAS 161 in the first quarter 2009.
FSP FAS 142-3. In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 requires companies estimating the useful life of a recognized intangible asset to consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, to consider assumptions that market participants would use about renewal or extension as adjusted for the entity-specific factors in SFAS No. 142, “Goodwill and Other Intangible Assets”. FSP FAS 142-3 will be effective for the Company beginning January 1, 2009. The adoption of FSP FAS 142-3 will not have a material impact on the Company’s consolidated financial statements.
FSP APB 14-1. On January 1, 2009, we adopted FSP APB No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, (“FSP APB 14-1”) which changed the accounting for our 2.75% Senior Convertible Debentures due 2027. The FSP requires cash settled convertible debt to be separated into debt and equity components at issuance and a value to be assigned to each. The value assigned to the debt component is the estimated fair value of similar bonds without the conversion feature. The difference between the bond cash proceeds and this estimated fair value is recorded as a debt discount and amortized to interest expense over the life of the bond. Although FSP APB 14-1 had no impact on the Company’s actual past or future cash flows, it requires the Company to record a material increase in non-cash interest expense as the debt discount is amortized. See Note 2 of the Notes to Consolidated Financial Statements for the impact of the retrospective application of this standard.
FSP EITF 03-6-1. On January 1, 2009, we adopted FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”, (“FSP EITF 03-6-1”). This FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in computing earnings per share under the two-class method described in SFAS No. 128, “Earnings Per Share”. This FSP has been applied retrospectively in these financial statements. See Note 2 of the Notes to Consolidated Financial Statements for more information.

Critical Accounting Policies and Estimates
The preparation of our consolidated financial statements requires us to make judgments and estimates. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.
Revenue Recognition
Revenues from construction contracts, which are generally recognized using the percentage-of-completion method, are measured by relating the actual cost of work performed to date to the current estimated total cost of the project (the cost-to-cost option of the percentage-of-completion method). The use of this method is based on our experience to be able to make reasonably dependable estimates of the cost to complete our projects. Total estimated costs are affected by operating efficiency, change in expected cost of materials and labor, adverse market conditions, and other factors that could affect the timing of revenue recognition and/or the overall profitability of a project. Significant changes in cost estimates could possibly result in a contract loss. Anticipated losses on contracts are recorded in full in the period in which they become evident.
In addition, we include claims and unapproved change orders, to the extent of costs incurred, in contract revenues when (1) the contract or other evidence provides a legal basis for the claim, (2) additional costs are not the result of deficiencies in our performance, (3) costs are identifiable, and (4) evidence supporting the claim is objective and verifiable. We actively negotiate our claims and change orders with our customers and the outcome of the negotiations has an impact on profitability of the project. We continually monitor and assess the collectability of our contract revenues and receivables, and make the appropriate allowances when necessary.
Receivables
Our receivables include billed and unbilled receivables, and often include claims and changes orders. We recognize claims and unapproved change orders to the extent of costs incurred, and when we believe collection is probably and reasonably estimated. We continually monitor and evaluate our receivables for collectability. When we become aware of an uncollectible receivable, a specific reserve for bad debt expense is estimated and recorded, which reduces the receivable balance. We believe our allowance for doubtful accounts is adequate to cover anticipated losses.
Property and Equipment
Long-lived assets held and used (primarily marine vessels and related equipment) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We assess the recoverability of long-lived assets by determining whether the carrying values of an asset group can be recovered through projected net cash flows, undiscounted and without interest charges, based on expected operating results over the remaining life of the asset group. The cash flow estimates are based on historical data adjusted for management estimates of future market performance that rely on existing market data, industry-wide trends, and expected vessel day-rates, utilization, and margins. Management’s estimates may vary considerably from actual outcomes due to future adverse market conditions, poor operating results, or other factors that could result in our inability to recover the current carrying value of the long-lived asset, thereby possibly requiring an impairment charge in the future.
We depreciate major construction vessels using the units-of-production method based on the estimated operating days of each vessel. Our depreciation expense calculated under the units-of-production method may be less than, equal to or greater than depreciation expense calculated under the straight-line method in any period. The annual depreciation based on estimated operating days of each vessel will be at least 20% of annual straight-line depreciation and 40% of cumulative straight-line depreciation.
Impairment of Goodwill
During 2008, the Company sustained a significant decrease in market capitalization below the carrying value of its net book value. Combined with the recent decrease in oil and gas prices and consequently, demand for the Company’s services, a triggering event resulted under SFAS No. 142, Goodwill and Other Intangible Assets. Therefore, the Company tested the recoverability of its goodwill at December 31, 2008 and concluded that no impairment was warranted. Recoverability is determined by comparing the estimated fair value of the reporting unit to which the goodwill applies to the carrying value, including goodwill, of that reporting unit. Changes in assumptions required to estimate the present value of the excess earnings could materially impact the fair value estimate.
Income Taxes
Deferred tax assets in excess of related valuation reserves require considerable judgments and estimates regarding estimated future taxable income and ongoing prudent and feasible tax planning strategies. These estimates and judgments include some degree of uncertainty and changes in these estimates and assumptions could require us to adjust the valuation allowances for our deferred tax assets. Historically, changes to valuation allowances have been caused by major changes in the business cycle in certain countries and changes in local country law. The ultimate realization of the deferred tax assets depends on the generation of sufficient taxable income in the applicable taxing jurisdictions.
We operate in many countries under various legal forms. As a result, we are subject to the jurisdiction of numerous domestic and foreign tax authorities, as well as to tax agreements and treaties among these governments. Our operations in these different jurisdictions are taxed on various bases: actual income before taxes, deemed profits (which are generally determined using a percentage of revenues rather than profits) and withholding taxes based on revenue. Determination of taxable income in any jurisdiction requires the interpretation of the related tax laws and regulations and the use of estimates and assumptions regarding significant future events, such as the amount, timing, and character of deductions, permissible revenue recognition methods under the tax law, and the sources and character of income and tax credits. Changes in tax laws, regulations, agreements and treaties, foreign currency exchange restriction or our level of operations or profitability in each taxing jurisdiction could have an impact upon the amount of income taxes that we provide during any given year. A 1% change in our effective tax rate would impact our net loss by $1.1 million.
Our tax filings for various periods are subjected to audit by tax authorities in most jurisdictions where we conduct business. These audits may result in assessments of additional taxes that are resolved with the authorities or potentially through the courts. We believe that these assessments may occasionally be based on arbitrary and even erroneous interpretations of local tax law. We have received tax assessments from various taxing authorities and are currently at varying stages of appeals and/or litigation regarding these matters. We have provided for the amounts we believe will ultimately result from these proceedings. We believe we have substantial defenses to the questions being raised and will pursue all legal remedies should an unfavorable outcome result. However, resolution of these matters involves uncertainties, and there are no assurances that the outcomes will be favorable.
In certain situations, we provide for taxes where assessments have not been received. In those situations, we consider it more likely than not the taxes ultimately payable will not exceed those amounts reflected in filed tax returns. Accordingly, taxes are provided in those situations under the guidance in the Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (FIN 48). Future events, such as changes in the facts or tax law, judicial decisions regarding existing law or a favorable audit outcome, may later indicate the assertion of additional taxes is no longer more likely than not to occur. In such circumstances, it is possible that taxes previously provided would be released.